Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Fourth Quarter 2011 Results

NEW YORK, February 14, 2012 - Omnicom Group Inc. (NYSE: OMC) today announced that its net income for the fourth quarter of 2011 increased 10.3% to $271.9 million from $246.5 million in the fourth quarter of 2010. Omnicom’s diluted net income per common share in the fourth quarter of 2011 increased 15.7% to $0.96 per share from $0.83 per share in the fourth quarter of 2010.

Worldwide revenue increased 7.4% to $3,852.9 million from $3,586.8 million in the fourth quarter of 2010. Domestic revenue for the fourth quarter of 2011 increased 5.0% to $1,928.7 million compared to $1,836.4 million in the fourth quarter of 2010. International revenue increased 9.9% to $1,924.2 million compared to $1,750.4 million in the fourth quarter of 2010.

Omnicom’s net income for the twelve months ended December 31, 2011 increased 15.1% to $952.6 million from $827.7 million in the same period in 2010. Omnicom’s diluted net income per common share for the twelve months ended December 31, 2011 increased 23.3% to $3.33 per share in 2011 from $2.70 per share in the same period in 2010.

Worldwide revenue for the twelve months ended December 31, 2011 increased 10.6% to $13,872.5 million from $12,542.5 million in the same period in 2010. Domestic revenue for the twelve months ended December 31, 2011 increased 5.5% to $7,048.7 million from $6,683.1 million in the same period in 2010. International revenue for the twelve months ended December 31, 2011 increased 16.5% to $6,823.8 million from $5,859.4 million in the same period in 2010.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our fourth quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)

(Dollars in Millions, Except Per Share Data)

Three Months Ended December 31,	2011	2010
Revenue	$3,852.9	$3,586.8
Operating expenses, excluding amortization of intangibles	3,341.8	3,127.0
Earnings before interest, taxes and amortization of intangibles (a)	511.1	459.8
Amortization of intangibles	23.7	20.2
Operating income	487.4	439.6
Net interest expense	30.3	32.1
Income before income taxes	457.1	407.5
Income tax expense	156.8	139.4
Income from equity method investments	6.9	10.4
Net Income	307.2	278.5
Less: Net income attributed to noncontrolling interests	35.3	32.0
Net Income - Omnicom Group Inc.	271.9	246.5
Less: Net income allocated to participating securities	3.5	2.5
Net income available for common shares	$268.4	$244.0
Net income per common share - Omnicom Group Inc.
Basic	$0.97	$0.84
Diluted	$0.96	$0.83
Weighted average shares (in millions)
Basic	276.4	290.5
Diluted	280.8	295.7
Dividend declared per common share	$0.25	$0.20

(a)	Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Management uses EBITA as an additional operating performance measure, which excludes acquisition related amortization expense, because it believes that EBITA is a useful measure to evaluate the performance of our businesses. EBITA is not, nor should not be used as a substitute for Operating Income, as determined in accordance with U.S. GAAP.

Omnicom Group Inc.

(Unaudited)

(Dollars in Millions, Except Per Share Data)

Twelve Months Ended December 31,	2011	2010
Revenue	$13,872.5	$12,542.5
Operating expenses, excluding amortization of intangibles	12,110.0	11,011.5
Earnings before interest, taxes and amortization of intangibles (a)	1,762.5	1,531.0
Amortization of intangibles	91.4	70.8
Operating income	1,671.1	1,460.2
Net interest expense	122.1	109.8
Income before income taxes	1,549.0	1,350.4
Income tax expense	505.8	460.2
Income from equity method investments	17.2	33.5
Net Income	1,060.4	923.7
Less: Net income attributed to noncontrolling interests	107.8	96.0
Net Income - Omnicom Group Inc.	952.6	827.7
Less: Net income allocated to participating securities	10.7	8.0
Net income available for common shares	$941.9	$819.7
Net income per common share - Omnicom Group Inc.
Basic	$3.38	$2.74
Diluted	$3.33	$2.70
Weighted average shares (in millions)
Basic	279.0	299.6
Diluted	283.3	303.5
Dividend declared per common share	$1.00	$0.80

(a)	Earnings before interest, taxes and amortization of intangibles (“EBITA”) is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. Management uses EBITA as an additional operating performance measure, which excludes acquisition related amortization expense, because it believes that EBITA is a useful measure to evaluate the performance of our businesses. EBITA is not, nor should not be used as a substitute for Operating Income, as determined in accordance with U.S. GAAP.